UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         December 20, 2004

Hibernia Corporation
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-10294 (Commission File Number)	72-0724532 (IRS Employer Identification No.)
313 Carondelet Street, New Orleans, Louisiana 70130 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (504) 533-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

        On December 14, 2004, the Executive Compensation Committee of the Board of Directors of Hibernia Corporation (the “Committee”) approved a proposal to cease compensation deferrals under the Corporation’s Deferred Compensation Plan for Key Management Employees (the “Plan”), effective as of the close of business on December 31, 2004, provided that such action does not cause the provisions of The American Jobs Creation Act of 2004 (the “Act”) to apply to amounts deferred under the Plan on or prior to December 31, 2004.

        The Committee also authorized the adoption of a new deferred compensation plan for key management employees to become effective on January 1, 2005. This plan, which will provide benefits to a select group of management and highly compensated employees of Hibernia Corporation and its subsidiaries, will be designed to comply with the requirements of the Act. The material terms of the plan are expected to include the ability of the participants to defer on a pre-tax basis salary and bonus payments (with such deferrals expected to bear interest at a fixed rate determined annually under a formula) and an annual Company contribution equal to the difference between the Company’s matching contribution awarded to a participant under the Company’s Retirement Security Plan (the “401(k) Plan”) and the Company’s matching contribution that would have been awarded under the 401(k) Plan if no limitations under the Internal Revenue Code applied, provided that certain requirements are met.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2004	HIBERNIA CORPORATION (Registrant) By: /s/ Cathy E. Chessin Cathy E. Chessin Executive Vice President, Secretary and Corporate Counsel